Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Virgin America Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 2, 2015, with respect to the consolidated financial statements of Virgin America Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Francisco, California

December 1, 2015